Exhibit 10.1

FIRST AMENDMENT TO

AMENDED AND RESTATED

INOTIV, INC.

2018 EQUITY INCENTIVE PLAN

(As amended through January 25, 2022)

THIS FIRST AMENDMENT to the Inotiv, Inc. 2018 Equity Incentive Plan (As amended through January 2, 2022) (the “Plan”) is effective as of July 26, 2022.

The Plan is hereby amended by adding the following new Section 3.8 immediately following Section 3.7 of the Plan:

“3.8To the extent permitted by applicable law, the Committee may delegate to a committee of one or more members of the Board, or to one or more executive officers of the Company, the authority, subject to the terms, limitations and conditions as the Committee shall determine, to grant awards to eligible recipients under the Plan and related authority and responsibilities under the Plan; provided that the Committee shall not delegate such responsibilities for awards to be granted to an individual who is subject to Section 16 of the Exchange Act.”